EXHIBIT (A)(11)










For Release:  IMMEDIATE                        IBM
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                                               International Business
                                               Machines Corporation
                                               Armonk, New York 10504

                                    Contact:   Scott Brooks
                                               (914) 765-4392
                                               media@info.ibm.com


            IBM ANNOUNCES COMPLETION OF EDMARK TENDER OFFER


     ARMONK, N.Y., December 17, 1996 . . . IBM today announced that it successfully completed its tender offer to acquire the shares of

Edmark Corporation at $15.50 per share. Over 90 percent of the approximately 7 million outstanding Edmark shares were tendered, and all such shares were accepted for payment by IBM following completion of the tender offer on December 16.

     Any Edmark shares not purchased in the tender offer will be acquired by IBM when the merger is completed, which is expected to occur by the end of the week.

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